PHARMACEUTICAL RESOURCES, INC.
                               One Ram Ridge Road
                          Spring Valley, New York 10977





May 30, 2003




To the Shareholders of Pharmaceutical Resources, Inc.:

The proxy materials of Pharmaceutical Resources, Inc. (the "Corporation") that were recently distributed to you included proposals that would allow the Corporation to award shares of restricted common stock to eligible directors and employees pursuant to each of the Corporation's 1997 Directors' Stock Option Plan and 2001 Performance Equity Plan, respectively. The Corporation, however, has determined to amend such Plans to delete the provisions that would allow the awarding of shares of restricted common stock.

Accordingly, a vote to approve the proposals of the amendment to each of the Corporation's 1997 Directors' Stock Option Plan and 2001 Performance Equity Plan will be a vote for such proposals without the restricted common stock provisions.

Sincerely,

/s/ Dennis J. O'Connor

Dennis J. O'Connor
Secretary
Pharmaceutical Resources, Inc.